UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) April 20, 2010
BUTLER NATIONAL CORPORATION (Exact Name of Registrant as Specified in its Charter)
Kansas (State or Other Jurisdiction of Incorporation)
0-1678 (Commission File Number)	41-0834293 (IRS Employer Identification No.)
19920 W. 161st Street, Olathe, Kansas (Address of Principal Executive Offices)	66062 (Zip Code)
913-780-9595 (Registrant's Telephone Number, Including Area Code)
Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to Vote of Security Holders

Butler National Corporation Annual Meeting of Shareholders was held on April 20, 2010 (the "Annual Meeting"). At the Annual Meeting, 41,478,233 shares of common stock, or approximately 74% of the 55,718,458 shares of common stock outstanding and entitled to vote at the Annual Meeting, were present in person or by proxies.

Set forth below are the matters acted upon by Butler National Corporation shareholders at the Annual Meeting, and the final voting results on each matter.

  Election of Directors. Two persons were nominated by the Board of directors for election as directors of Butler National Corporation, each to hold office for a three year term expiring at the 2012 annual meeting of shareholders and until his or her successor is duly elected and qualified. Each nominee was an incumbent director, no other person was nominated and each nominee was elected. There were 20,095,772 broker non-votes with respect to each nominee. The votes cast for or against, as well as abstentions with respect to, each nominee were as follows:

Name of Director	Shares of Common Stock Voted For	Shares of Commons Stock Voted Against/Withheld	Abstentions
Clark D. Stewart	20,678,818	703,643
R. Warren Wagoner	20,556,018	826,443

  Ratification of Selection of Weaver & Martin, L.L.C. as Auditors. A resolution that the shareholders ratify the selection and appointment of Weaver & Martin, L.L.C. as the independent registered public accounting firm for Butler National Corporation for the year ending April 30, 2010 was submitted to, and voted upon by, the shareholders. There were 40,855,165 shares of common stock voted in favor of, and 39,377 shares of common stock voted against, said resolution. The holders of 583,691 shares of common stock abstained and there were no broker non-votes. The resolution, having received the affirmative vote of the holders of at least a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting, was adopted.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
BUTLER NATIONAL CORPORATION (Registrant)
April 21, 2010 Date	/S/ Clark D. Stewart Clark D. Stewart (President and Chief Executive Officer)
April 21, 2010 Date	/S/ Angela D. Shinabargar Angela D. Shinabargar (Chief Financial Officer)